Exhibit 99.1

Steven C. Barre Appointed Chief Executive Officer of Tigrent Inc.

CAPE CORAL, Fla., Dec. 23, 2010 /PRNewswire-FirstCall/ -- Tigrent Inc. (OTC Bulletin Board: TIGE) announced that it has appointed Steven C. Barre to serve as its Chief Executive Officer effective December 22, 2010.  Mr. Barre has served as Interim Chief Executive Officer of Tigrent since March 2010.  Mr. Barre has been on the Board of Directors of the Company since February 2008, and was the Company’s Lead Independent Director from June 2008 to March 2010. He has also served on the Company’s Audit and Compensation Committees.

Murray A. Indick, Tigrent’s Chairman, said, “On behalf of Tigrent, I thank Steve for the extraordinary efforts he and his team have put forth as we address the challenges facing the company.  I am confident that Steve will continue to bring the same leadership and focus he has exhibited thus far.”

Mr. Barre stated, “I thank the Board of Directors for their expression of confidence and support, and I look forward to continuing the difficult work we have begun in restructuring the business.”

Prior to joining Tigrent, Mr. Barre was Senior Vice President, General Counsel and Secretary of Jacuzzi Brands, Inc. (a New York Stock Exchange company with annual revenues in excess of $1 billion) from September 2001 until February 2007, when the company was sold. Earlier in his career, he served in various roles as in-house counsel for Jacuzzi Brands, Inc. (known as U.S. Industries, Inc. from 1995 to 2003) and for its former parent company, the U.S. arm of Hanson PLC (a large British-American industrial management company). Prior to joining Hanson, he was a corporate attorney with the law firm of Weil, Gotshal & Manges. Mr. Barre graduated from Cornell University in 1981 and Columbia Law School in 1984.

About Tigrent Inc.

Tigrent Inc. (OTC Bulletin Board: TIGE) is a provider of educational training seminars, conferences and services across multiple delivery channels that help students become financially literate. The company provides students with comprehensive instruction and mentoring in real estate and financial instruments investing, personal finance, and entrepreneurism in the United States, United Kingdom, and Canada. Additional information can be found at www.tigrent.com.

CONTACT: Connie Schwarberg, +1-239-542-0643